Exhibit 99.1

Rogers Corporation Reports 2007 Fourth Quarter and Yearly Results

ROGERS, Conn.--(BUSINESS WIRE)--Rogers Corporation (NYSE:ROG) today announced fourth quarter 2007 net earnings of $0.48 per diluted share from continuing operations compared to net earnings of $0.80 per diluted share from continuing operations reported for the fourth quarter of 2006. On November 1, 2007, the Company had issued earnings guidance for the fourth quarter of $0.38 to $0.42 per diluted share. Total 2007 earnings per diluted share from continuing operations were $1.31 compared to the record $2.94 earnings per diluted share from continuing operations set in 2006.

Net sales from continuing operations were $108.7 million for the fourth quarter and $431.4 for the full year 2007 compared to $120.9 million recorded from continuing operations for the fourth quarter of 2006 and $445.8 for the full year. The Company’s earlier guidance for the fourth quarter of 2007 was for sales of $99 million to $103 million. The higher then expected sales for the fourth quarter were primarily due to the continuation of a few mature cell phone programs related to the Company’s Custom Electrical Components business that were expected to decline more rapidly than they did.

Earlier in the year, the Company announced it would incur restructuring charges as a result of a change in business conditions and future outlook associated with its Durel and flexible circuit materials businesses and recorded the majority of the associated charges in the second quarter of 2007. Also during the third quarter of 2007, the Company ceased operations of its polyolefin foam product line and thus has treated any associated sales and profits or losses for this business as discontinued operations.

Custom Electrical Components

Custom Electrical Components sales for the fourth quarter were $34.5 million, compared to record quarterly sales of $44.1 million reported in the fourth quarter of 2006. The previously announced diminishing demand for electroluminescent lamps (EL) backlighting in the portable communications market is the cause for the reduced revenues in this segment. The Company has essentially completed the transition of all EL lamp manufacturing for the portable communications and automotive markets to its Suzhou, China facility. This move better aligns the Company’s cost structure for this product line going forward. The power distribution systems business reported its fourth sequential quarter of record sales. This business continues to see strong worldwide demand and is well positioned to satisfy customers globally with manufacturing facilities located both in Europe and Asia.

Printed Circuit Materials

Sales of Printed Circuit Materials for the quarter totaled $34.2 million, down 17.3% from the fourth quarter of 2006 on lower sales into the portable communications markets. Rogers’ advanced circuit materials saw strong demand for use in low noise block down converters (LNB’s) for the Satellite TV market as customers switched to high definition TV service.

High Performance Foams

High Performance Foams (HPF) achieved record fourth quarter sales of $30.1 million, up $4.6 million or 18.0% from the fourth quarter of 2006. Sales growth was driven by strong demand in the portable communications and transportation markets. HPF's silicone product line reached a new all-time quarterly sales record with broad success across multiple markets. New high performance foam products for portable communications continued to gain new design wins in the latest portable handset models at many global OEMs. With the addition of its second polyurethane foam line in Suzhou China and continued productivity gains in its silicones operations, HPF is well aligned to meet the growing global demand for Rogers’ high performance foams while continuing its record pace of new product introductions.

Joint Ventures

Rogers’ 50% owned joint ventures had record quarterly sales totaling $35.3 million compared to $29.4 million in the fourth quarter of 2006. The increase in the fourth quarter comparison is mainly attributed to increased sales in the high performance foams joint ventures with INOAC Corporation in China and Japan. Total 2007 joint venture sales were $115.0 million compared to $109.8 million in 2006.

Other Information

Rogers’ gross margin for the fourth quarter of 2007 was 31.0% and 26.8% for the full year which compares to 28.5% for the fourth quarter of 2006 and 31.6% for the full year 2006. Stronger gross margins at year-end were the result of the work done during the second quarter to realign expenses to address the decline in business related to the Company’s EL business. Inventories at year end totaled $51.2 million, which was a reduction of approximately $8.2 million during the quarter and roughly $22 million from the peak earlier in the year. The Company had established lower inventory targets early in 2007 in order to improve its working capital position.

Rogers ended the year with a very strong cash and short-term investment balance of $89.6 million. Capital expenditures were approximately $31.0 million for the year and Rogers anticipates capital expenditures in 2008 of approximately $35 million. Cash flow from continuing operations for the year was $68.4 million.

During the fourth quarter the Company purchased approximately 67,000 shares of stock for $2.9 million as part of its 2007 stock buyback program, bringing the total to approximately 810,000 shares at a cost of $35.5 million (average cost of $43.83 per share) purchased in 2007. On February 15, 2008, Rogers Board of Directors approved a new $30 million buy-back program. The timing and exact number of shares will be determined at the Company’s discretion and will depend on market conditions. The new share buy-back program is effective until February 15, 2009.

The Company’s 2007 effective tax rate including restructuring costs was 13.2% and excluding restructuring charges was approximately 22.0%. The Company believes the tax rate for 2008 will be in the 28% range as foreign tax holidays continue to expire.

Robert D. Wachob, Rogers’ President and CEO commented; “I am very proud of how the Rogers team reacted swiftly and decisively to the sudden downturn in our Durel and flexible circuit materials businesses in the second quarter and returned us to reasonable profitability in Q3 and Q4. While the full year earnings of $1.31 per share did not meet our expectations, we were very successful in managing working capital and achieved over $68 million in cash flow from operations.

Looking forward, we expect a $50-$60 million sales decline in 2008 for Durel and flexible circuit materials which cannot be completely overcome by growth in our other businesses during 2008. Rogers has a bright future, as we have been introducing new products at a record pace and our new product pipeline is full. As we wait for the sales benefits from those new products to be realized in 2009 and 2010, we will continue to keep our costs under control and improve our productivity and gross margins during 2008. For the first quarter of 2008, we currently forecast net earnings per diluted share of $0.40-$0.42 and sales of $98-$100 million. Included in our results will be equity compensation expense of approximately $2.9 million for the first quarter of 2008 compared to $2.6 million of expense for last year’s first quarter and $1.1 million for the fourth quarter of 2007.”

Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, the Company maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics and in the U.S. with Mitsui Chemicals.

The world runs better with Rogers. ® www.rogerscorporation.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2006 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of February 20, 2008 takes no duty to update this information unless required by law.

Additional Information and February 21, 2008 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorporation.com

Financial News Contact: Dennis M. Loughran, Vice President Finance and Chief Financial Officer

Phone: 860-779-5508

FAX: 860-779-4714

Investor Contact: William J. Tryon, Manager of Investor and Public Relations

Phone: 860-779-4037

FAX: 860-779-5509

Email: william.tryon@rogerscorporation.com

A conference call to discuss fourth quarter results will be held on Thursday, February 21, 2008 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO

Dennis M. Loughran, Vice President, Finance and CFO

Debra J. Granger, Vice President, Corporate Compliance and Controls

Paul B. Middleton, Principal Accounting Officer and Treasurer

William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929 Toll-free in the United States

1-706-634-1907 Internationally

There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Thursday, February 28, 2008. The passcode for the audio replay is 34931299.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

(Financial Statements Follow)

Consolidated Statements of Income
	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Net sales	$108,766	$ 120,865	$431,354	$445,750
Cost of sales(a)	75,029	86,500	315,717	304,882
Gross margin	33,737	34,365	115,637	140,868

Selling and administrative(b)	19,428	15,445	73,185	62,210
Research and development	7,357	6,318	24,658	24,223
Restructuring and impairment charges(c)	257	-	3,538	5,013
Operating income (d)	6,695	12,602	14,256	49,422

Equity income in unconsolidated joint ventures	3,234	2,592	8,087	8,563
Other income less other charges	(101)	3,189	765	5,056
Interest income, net	743	768	2,077	2,353
Income from continuing operations before income taxes	10,571	19,151	25,185	65,394
Income tax expense	2,576	4,991	3,317	14,559
Income from continuing operations	7,995	14,160	21,868	50,835
Income (loss) from discontinued operations	(2)	(1,489)	256	(4,379)
Net income	$7,993	$ 12,671	$22,124	$46,456

Basic net income per share:
Income from continuing operations	$0.49	$ 0.84	$1.32	$3.04
Income (loss) from discontinued operations	-	(0.09)	0.02	(0.27)
Net income	$0.49	$ 0.75	$1.34	$2.77

Diluted net income per share:
Income from continuing operations	$0.48	$ 0.80	$1.31	$2.94
Income (loss) from discontinued operations	-	(0.08)	0.01	(0.25)
Net income	$0.48	$ 0.72	$1.32	$2.69

Shares used in computing:
Basic	16,394,938	16,884,376	16,555,656	16,747,444
Diluted	16,570,680	17,672,324	16,749,337	17,287,837

(a) Fourth quarter 2007 results include $0.3 million of net positive adjustments related primarily to the sale of inventory that was previously reserved for in the second quarter of 2007 related to the restructuring charges taken at that time. Year-to-date 2007 results include $7.9 million of net restructuring charges related primarily to increased inventory reserves and accelerated depreciation of production equipment recorded in the Custom Electrical Components and Printed Circuit Materials segments.

(b) Fourth quarter and year-to-date 2007 results include $0.4 million and $2.4 million, respectively, in restructuring charges related to the accelerated expense recognition of a prepaid license agreement and the accelerated depreciation of certain assets related to the Custom Electrical Components segment.

(c) Fourth quarter and year-to-date 2007 results include $0.3 million and $3.0 million, respectively, in charges related to severance associated with the company-wide work force reductions. Additionally, year-to-date 2007 results include a $0.5 million charge related to the impairment of goodwill related to the composite materials operating segment.

(d) Includes depreciation and amortization from continuing operations for the fourth quarter and year-to-date periods in 2007 of $7.5 million and $25.7 million, respectively, and in 2006 of $5.2 million and $19.2 million, respectively.

Consolidated Balance Sheets
(In thousands)	December 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$36,328	$13,638
Short–term investments	53,300	68,185
Accounts receivable, net	76,965	85,556
Accounts receivable from joint ventures	3,368	5,437
Accounts receivable, other	2,319	3,552
Note receivable	-	2,100
Inventories	51,243	70,135
Prepaid income taxes	5,160	5,554
Deferred income taxes	10,180	9,876
Asbestos-related insurance receivables	4,303	4,244
Other current assets	3,888	3,415
Assets of discontinued operations	-	862
Total current assets	247,054	272,554

Property, plant and equipment, net	147,203	141,406
Investments in unconsolidated joint ventures	30,556	26,629
Deferred income taxes	9,984	4,828
Pension asset	2,173	974
Goodwill and other intangibles	10,131	11,110
Asbestos-related insurance receivables	19,149	18,503
Other assets	4,698	4,576
Assets of discontinued operations	-	322
Total assets	$470,948	$480,902

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$22,127	$25,712
Accrued employee benefits and compensation	14,991	27,322
Accrued income taxes payable	6,326	9,970
Asbestos-related liabilities	4,303	4,244
Other current liabilities	20,539	12,979
Liabilities of discontinued operations	-	1,916
Total current liabilities	68,286	82,143

Noncurrent pension liability	8,009	11,698
Noncurrent retiree health care and life insurance benefits	6,288	10,021
Asbestos-related liabilities	19,341	18,694
Other long-term liabilities	5,043	1,169
Shareholders’ equity	363,981	357,177
Total liabilities and shareholders’ equity	$470,948	$480,902

CONTACT:
Rogers Corporation
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
FAX: 860-779-5509
Email: william.tryon@rogerscorporation.com